MANAGEMENT AND CONSULTING AGREEMENT


         This Management and Consulting Agreement is entered into by and among:
(1) COLONIAL DOWNS, L.P., a Virginia limited partnership ("Owner"), STANSLEY MANAGEMENT CORP., a Virginia corporation which is the sole general partner of Owner ("General Partner"), and STANSLEY RACING CORP., a Virginia corporation ("Operator") (collectively, "Colonial Downs" unless the context indicates otherwise); and (2) MARYLAND-VIRGINIA RACING CIRCUIT, INC. (formerly known as OLD DOMINION JOCKEY CLUB, INC., a Virginia corporation ("Manager").

                                R E C I T A L S:

         1. Owner applied to the Virginia Racing Commission ("Commission"), on behalf of itself and the General Partner, for a license to own a horse racing facility with pari-mutuel wagering at a site in New Kent County, Virginia (the "Racetrack"). Operator applied to the Commission for a license to operate the Racetrack.

         2. The parents of Manager are Pimlico Racing Association, Inc. and Laurel Racing Association Limited Partnership (collectively, "Maryland Jockey Club").

         3. Colonial Downs and Maryland Jockey Club entered into a letter agreement dated January 1, 1994, as amended September 12, 1994 (the "Letter Agreement"), which was filed with the Commission as part of Colonial Downs' application for the licenses.

         4. The Commission, by Decision and Order dated October 12, 1994, awarded the licenses (the "Licenses") to own and operate a horse racing facility in New Kent County to Owner and Operator, respectively.

         5. The Commission in the Decision and Order made findings that the Maryland Jockey Club had agreed to manage Colonial Downs' thoroughbred meet; that Colonial Downs and Maryland Jockey Club had agreed to coordinate racing schedules to create a Virginia-Maryland thoroughbred circuit; and that Maryland Jockey Club and Colonial Downs had agreed to share the broadcast signals from their respective thoroughbred meets.

         6. Colonial Downs intends to apply to the Commission for licenses ("OTB Licenses") to develop and operate the maximum number of off-track betting facilities ("OTB Facilities") consistent with its business and financing.

                              A G R E E M E N T S:

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties, intending to be legally bound, agree as follows:


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                                   SECTION 1
                       RESPONSIBILITIES OF COLONIAL DOWNS

         1.1 Financing and Development of the Racetrack and OTB Facilities. Owner shall have the exclusive responsibility to obtain all of the funds needed to develop, build, equip and operate the Racetrack and all OTB Facilities. In addition, Owner shall develop, build and equip the Racetrack and all OTB Facilities and in connection therewith shall acquire all movable and other equipment necessary or desirable for the successful operation of the Racetrack and OTB Facilities including but not limited to all equipment reasonably necessary for Manager to perform properly its duties and responsibilities under this Agreement. However, in the event Owner experiences any unforeseen difficulty with securing the equity portion of the required capital for the Racetrack, if Owner requests, Manager shall cause Maryland Jockey Club to use its reasonable best efforts to assist Owner in securing such equity capital. The funds needed to develop, build and equip the Racetrack were estimated by Owner in its application to the Commission to total $34,300,000, and Owner intends to raise such amount as a combination of equity and debt. The funds needed to develop the OTB Facilities are unknown at this time. The terms of all equity and debt financing shall be determined solely by Owner, but shall not restrict, without Manager's consent, Owner's authority to pay the Management Fee and expense reimbursements to Manager as required by this Agreement. Except as specifically provided in this section, Manager shall have no obligation to obtain or provide any such equity or debt financing.

          1.2 Working Capital. Owner shall provide all the funds necessary for working capital during the development and construction phase as well as during the operating phases of all racing meets at the Racetrack and the OTB Facilities. Owner shall use its reasonable best efforts to provide, timely and in adequate amounts, the funds necessary to pay all of the costs and expenses of the Racetrack and all OTB Facilities.

          1.3 Licenses and Permits. Owner and Operator shall apply for and obtain, and shall apply for and obtain renewal of, all licenses and permits necessary to develop and operate the Racetrack and all OTB Facilities. Such licenses include but are not limited to the Licenses and the OTB Licenses. If Owner or Operator fail to apply timely for the issuance or renewal of any such license or permit, Manager shall have the right to do so, at the cost of Owner or Operator, as the case may be, and in the name of and as attorney-in-fact for Owner or Operator, upon at least thirty (30) days' advance notice to Colonial Downs.

          1.4 Maintenance of Facilities and Capital Expenditures. Colonial Downs shall use its best efforts to assure that after the Racetrack and OTB Facilities have been opened, they are maintained as first-class facilities with all repairs, maintenance and capital expenditures made to assure that they continue to be first-class facilities. Manager may, from time to time, recommend capital improvements to be made to the Racetrack and/or the OTB Facilities. Colonial Downs shall be under no obligation to make all or any of the capital improvements recommended by Manager unless (1) Colonial Downs determines, in its sole and absolute discretion, that such capital improvements are necessary or desirable and that sufficient funds are available to Colonial

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

Downs to pay for such capital improvements; or (2) such improvements are necessary for the health or safety of persons or animals.

          1.5 Outer Turf Track. As represented by Colonial Downs to the Commission, Owner shall be responsible to complete the construction of the outer turf track system at the Racetrack so that it may be placed in service not later than the date established by the Commission in its Decision and Order, as the same m y be amended from time to time. The design of the outer turf track system will be mutually agreeable to Colonial Downs and Manager and be acceptable to and approved by the Commission.

          1.6 Guarantee to Commission. Colonial Downs has furnished to the Commission a performance guarantee of $1 million in accordance with paragraph 109 of the Decision and Order of the Commission. Colonial Downs shall give p ompt notice to Manager if the Commission rejects or requests material amendments of the terms of the performance guarantee or Colonial Downs fails to perform under such guarantee.

          1.7 Responsibility and Authority of Colonial Downs. Except for the delegation herein to Manager of general supervisory authority in conjunction with Colonial Downs' general manager and as otherwise specifically set forth in this Agreement, Colonial Downs reserves and retains management responsibility, control and authority over all functions at the Racetrack and OTB Facilities, including the following, which will be staffed with Colonial Downs' employees:

             a.      Controller, Accounting, Finance and Treasury functions;
             b.      Money Room;
             c.      Purchasing;
             d.      Personnel;
             e.      Public Relations;
             f.      Advertising and Promotion;
             g.      Mutuels;
             h.      Concessions;
             i.      Sale and Printing of Programs;
             j.      Admissions;
             k.      Parking;
             1.      Security;
             m. Clubhouse, grandstand, grounds and track cleaning, maintenance and repair;
             n.      Cleaning, maintenance and repair of the stable area;
             o. Except as set forth in Section 2.2 hereof, simulcasting and audio visual;
             p. Any other activity or function necessary or desirable and not specifically delegated to Manager under this Agreement.

         1.8 Execution of Contracts. In all instances under this Agreement in which Colonial Downs is required to approve and enter into a contract or other agreement at the request of Manager, Colonial Downs shall act reasonably promptly.

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

                                   SECTION 2
                          RESPONSIBILITIES OF MANAGER

     2.1 Management of Live Thoroughbred Meets. Colonial Downs has retained and hereby retains Manager to manage all live thoroughbred racing meets to be conducted at the Racetrack during the Term, on the terms and subject to the conditions of this Agreement, with such changes therein as the parties hereto may from time to time agree, and subject to the rules, regulations and orders of the Commission. Manager shall not have any duties, responsibilities or authority with respect to any live harness racing meets at the Racetrack, which shall be managed exclusively by Colonial Downs, except as otherwise specifically set forth in this Agreement. Manager shall have the following specific responsibility and authority with respect to the live thoroughbred meets conducted at the Racetrack:

                  2.1.1 Racing. Manager shall be responsible for and have authority with respect to all functions generally performed by the Racing Department of a major thoroughbred racetrack, including but not limited to the following:

                        a. Receiving stall applications and making stall
                           assignments;

                        b. Determining the qualifications and acceptability of
                           all horses;

                        c. Performing all race office and stable functions,
                           including writing the condition and stakes books, writing the races and conducting the draws for the races;

                        d. Developing and producing the daily racing program and
                           past performance information, including, subject to the approval of Colonial Downs, which shall not be unreasonably withheld or delayed, negotiating contracts or agreements with Equibase and/or the Daily Racing Form, and with printers or other such entities necessary to produce the daily racing program;

                        e. In conjunction with the appropriate representative(s)
                           of Colonial Downs, establishing and maintaining the liaison between management and the horsemen and jockeys and the organizations that represent them;

                        f. Charting and clerk of course functions;

                        g. Paddock and patrol judges;

                        h. Starter, assistant starters and gate crew; and


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                        i. Negotiating photo finish, teletimer and starting gate
                           contracts, subject to the approval of Colonial Downs which shall not be unreasonably withheld or delayed.

                  2.1.2 Track Maintenance. Manager shall be responsible for and have authority with respect to all functions generally performed by the Track Maintenance Department of a major thoroughbred racetrack, including but not limited to the following:

                        a. All activities related to assuring that the dirt and
                           turf courses and all inner and outer rails are well-maintained and safe for the horses and jockeys;

                        b. Using tractors, water trucks, harrows, floats and
                           other vehicles and other equipment provided by Owner to maintain the track surfaces at necessary and proper levels of condition;

                        c. Supervising the watering systems for the turf courses
                           and assuring that sufficient fertilizer, seed and sod are applied as necessary; and

                        d. Taking such action as may be necessary to shut the
                           racing surfaces down properly for periods of time when they are not utilized for thoroughbred training or racing.

Unless Owner otherwise agrees, all of the direct labor required for track maintenance, to the extent reasonably possible, will be performed by employees of Owner, under the supervision and control of Manager's Track Superintendent and his assistant.

                  2.1.3 Liaison With Colonial Downs' Personnel. Manager shall coordinate with the general manager of the Racetrack appointed by Colonial Downs during all thoroughbred training and all thoroughbred race meets. Colonial Downs shall have primary responsibility and authority with respect to the performance by Colonial Downs' employees of their work as provided in Section 1.7. However, Colonial Downs and its general manager shall cooperate with Manager to assure that such employees perform their work as reasonably requested by Manager during thoroughbred racing and training.

                  2.1.4 Promotion and Marketing. Colonial Downs shall establish, in consultation with Manager, annually a budget for promotion, marketing and advertising with respect to thoroughbred racing. The budget will be reasonably adequate to promote and market thoroughbred racing at the Racetrack, consistent with normal industry standards, taking into consideration Colonial Downs' financial condition. Manager shall coordinate with the Racetrack's general manager in overseeing the promotional and marketing activities with respect to live and simulcast thoroughbred racing within the aforesaid budgetary parameters.

                  2.1.5 Virginia-Bred Races. In planning, scheduling, promoting and conducting the live thoroughbred meet at the Racetrack, the Manager shall use its best efforts to schedule races which promote qualified Virginia-bred horses and otherwise to promote and encourage the horse breeding industry in the Commonwealth of Virginia.

                  2.1.6 Establishment and Maintenance of Thoroughbred Purse Account. Not later than the earlier of thirty (30) days prior to the opening date of the first thoroughbred meet at the Racetrack or the opening of the first of the OTB Facilities, and continuing in effect thereafter, Owner shall establish a separate trust account, known as the thoroughbred purse account, to be used in connection with thoroughbred meets (the "Purse Account"). Owner shall deposit into the Purse Account all amounts required by Virginia law, applicable rules and regulations of the Commission and agreement with the thoroughbred horsemen. Additional funds may be deposited in the Purse Account from time to time as Owner, in its sole discretion, may determine. Manager shall have the authority to determine the purses to be paid on races held during thoroughbred meets and to cause Owner to pay such amounts from the Purse Account. The allocation of funds for purses between thoroughbred and standardbred races resulting from all betting on simulcast races both at the OTB Facilities and the Racetrack shall be made so as to allocate (1) all purse funds generated by betting on thoroughbred races to the thoroughbred purse account, and (2) all purse funds generated by betting on standardbred races to the standardbred purse account. Not later than ninety (90) days prior to the commencement of each live thoroughbred race meet, Colonial Downs shall notify Manager in writing of the total amount of purse money to be distributed during the forthcoming race meet (exclusive of contributions from horse owners, sponsors and persons other than Colonial Downs for stakes races and similar events). Manager shall then establish the purse schedule and shall pay purses during such race meet within the total amount established by Colonial Downs. By mutual written agreement of Manager and Colonial downs, appropriate adjustments may be made during the meet to the purse schedule and total purses if warranted by factors such as the Handle during the meet.


         2.2 Simulcasting and Audio-Visual. Manager shall be responsible for and, subject to the provisions of this Section 2.2, have authority with respect to the following functions generally performed by the Simulcast and/or Audio-Visual Departments of a major racetrack for the live thoroughbred meets at the Racetrack:

          a. Negotiating-contracts on behalf of Colonial Downs for the sale of simulcast signals of races run at the Racetrack, including both full cards and individual races, for wagering, both on a commingled and non-commingled basis, in any jurisdiction outside Virginia. Colonial Downs shall have the right to participate in, and Manager will keep Colonial Downs fully informed of the status of, the negotiation of any such contract. Manager shall not have the authority to bind Colonial Downs to any such contract unless Colonial Downs, in its sole and absolute discretion, approves such contract.

          b.  Liaison with contractors for the above-mentioned services;

          c.  Developing and providing program information;


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



          d. Liaison with the pari-mutuel department of the Racetrack regarding post times and scheduling of races;

          e. Liaison with the Racing Department regarding program information and scheduling; and

          f. Coordinating with Colonial Downs the dissemination of information to the on and off-track betting network in Virginia, Maryland and other jurisdictions.

         2.3 Development of OTB Facilities. Colonial Downs has retained and hereby retains Manager to consult with Colonial Downs with respect to the development of all OTB Facilities in Virginia. Colonial Downs and Manager agree that, if legally permitted, it is desirable to establish one or more OTB facilities to serve the citizens of Northern Virginia. However, Colonial Downs recognizes that possible locations for OTB Facilities could overlap and compete with wagering sites in Maryland utilized by Maryland Jockey Club. Colonial Downs and Manager both desire to maximize the likelihood of success of the Maryland-Virginia racing circuit, and to avoid oversaturation and inefficiencies of operations in the Greater Washington, D.C. Metropolitan Area market, which includes Northern Virginia and Suburban Maryland. Consequently, if Colonial Downs elects to develop OTB Facilities at locations in Northern Virginia which Manager believes are not consistent with the foregoing, Manager shall be under no obligation to support such development and may, in its discretion, oppose the development of such OTB Facilities. Manager shall provide such management services to Colonial Downs in the development of the OTB Network as Colonial Downs may from time to time reasonably request.

         2.4 Management of OTB Facilities. Colonial Downs shall have the right and authority to manage the OTB Facilities, subject to the terms and conditions of this Agreement. Manager shall provide such management services to Colonial Downs in the operation of the OTB Facilities as are specifically set forth in
Section 2.2 and elsewhere in this Agreement and as Colonial Downs may from time to time reasonably request.

         2.5 Totalizator Contractor. Colonial Downs and Manager agree that it is desirable to use the same contractor for totalizator services in both Virginia and Maryland a d to utilize one hub for all wagering in both jurisdictions if
(i) it is in the respective economic interests of each party to do so, (ii) it is permissible under the laws of both Virginia and Maryland, and (iii) it is not prohibited by either the Virginia or Maryland Racing Commission. Provided, however, that Colonial Downs shall have the sole right and authority to select the totalizator contractor to be utilized by the Racetrack and the OTB Facilities, and to negotiate the contract to be entered into by Colonial Downs for totalizator equipment and services, including hubbing services, subject to
Section 3.6 hereof.

         2.6 Virginia Thoroughbred Horsemen's and Breeders' Associations. Manager shall have the right and authority to participate in all discussions and negotiations with all organizations representing the Virginia thoroughbred horsemen and breeders. Manager shall have the right to approve those organizations to be recognized by Colonial Downs as the


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

representatives of those groups and to approve all contracts or understandings with such organizations, which approval shall not be unreasonably withheld or delayed.

         2.7 General Authority of Manager. In furtherance of its duties under this Section 2, Manager shall have the right to arrange, supervise, coordinate, develop and direct the activities delegated to it under this Agreement. Manager shall recommend to Colonial Downs all contracts, other than those specifically addressed elsewhere herein, that are necessary or desirable to equip or otherwise prepare the Racetrack for, and to conduct, thoroughbred operations. Except as has been approved in advance by Colonial Downs in a capital or operating budget or other written document, or as is otherwise set forth in this Agreement, Manager shall have no authority to contract for and in the name of Colonial Downs or to cause Colonial Downs to enter into any contract, agreement or arrangement with any person, firm or entity. Colonial Downs reserves and retains all such authority subject only to Owner's obligations to provide the facilities, equipment, personnel and working capital reasonably necessary to permit Manager to fulfill its responsibilities under this Section 2.

         2.8 Obligations of Manager. Manager accepts the engagement under this Agreement and agrees to act with reasonable prudence and reasonable diligence in the performance of its duties and responsibilities. Notwithstanding any other provision of this Agreement, Manager shall be obligated to perform its duties, responsibilities and obligations only to the extent that current funds are made or caused to be made available by Colonial Downs to Manager. Subject to the terms of this Agreement, Manager shall have the right to enter into agreements with its affiliates or with unaffiliated third parties in performing its duties under this Agreement, provided that such agreements with affiliates are disclosed to Colonial Downs in advance and are not less favorable to Colonial Downs than would have been reasonably available from comparably experienced and competent independent third parties in arm's length transactions.

         2.9 Supervision. Manager, on behalf of Colonial Downs and at the expense of Owner, shall hire, promote, discharge and supervise the work of all staff utilized by Manager directly in connection with the performance of its duties hereunder (the "Thoroughbred Staff"). The Thoroughbred Staff shall include those positions set forth on Schedule I attached hereto, as the same may from time to tim be amended by the mutual agreement of Colonial Downs and Manager. All matters pertaining to the employment, training, conduct, supervision, compensation, promotion and discharge of the Thoroughbred Staff shall be the responsibility of Manager. Owner shall pay directly the wages, salaries, benefits and other costs and expenses of employment of all members of the Thoroughbred Staff who are not employed by Maryland Jockey Club. Such amounts shall be established by Manager with the approval of Colonial Downs which shall not be unreasonably withheld or delayed. In addition, Colonial Downs shall reimburse Maryland Jockey Club in the manner hereinafter set forth for employees of Maryland Jockey Club providing services to Colonial Downs hereunder as part of the Thoroughbred Staff.

                                   SECTION 3
                       COOPERATION BETWEEN COLONIAL DOWNS
                            AND MARYLAND JOCKEY CLUB


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         3.1 Establishment of Maryland-Virginia Thoroughbred Circuit. Manager
shall cause Maryland Jockey Club to take the following action in order to provide for the establishment of a Maryland-Virginia circuit for thoroughbred horses:

                  3.1.1 Racing Dates. Commencing with the first full year of thoroughbred operations at the Racetrack, Maryland Jockey Club shall apply to the Maryland Racing Commission to all w it to cease racing in Maryland for the period from mid-June through mid-October, in order to provide a supply of thoroughbred horses to maximize the likelihood of a successful thoroughbred meet of approximately 102 days at the Racetrack during such period.

                  3.1.2 Encouragement of Maryland Horsemen to Race in Virginia. Maryland Jockey Club shall use its reasonable best efforts to encourage thoroughbred horsemen who normally race in Maryland during the aforesaid period to race in Virginia during Colonial Downs' thoroughbred meet. Maryland Jockey Club may, but shall not be required to, expend any of its own funds in that regard.

         3.2 Virginia Racing Dates. Colonial Downs shall apply to the Commission for thoroughbred racing in Virginia on such dates and days of the week as are designated by Manager, are consented to by Colonial Downs, which consent shall not be unreasonably withheld or delayed, and are consistent with the racing dates to be sought in Maryland pursuant to Section 3.1 above. Colonial Downs shall not apply for any thoroughbred racing dates which would overlap with thoroughbred racing dates in Maryland without the prior written consent of Maryland Jockey Club. If the Maryland Racing Commission refuses to permit the establishment of the Virginia-Maryland circuit, or if Maryland Jockey Club is otherwise unable to establish the Virginia-Maryland Circuit, each substantially in the manner contemplated in Colonial Downs' application to the Commission for the Licenses and herein, subject to the rights of Colonial Downs under Section
8.1.6 hereof, Colonial Downs shall consult with Maryland Jockey Club as to the thoroughbred race dates to be sought in Virginia and may, if reasonably necessary, apply for overlapping race dates.

     3.3 Stabling of Horses. Colonial Downs shall, and Manager shall cause Maryland Jockey Club to, cooperate with each other in keeping open the stable, dormitory and other backstretch areas of their respective racetracks during such times of the year as may be reasonably necessary or appropriate to help assure a sufficient quantity of horses for a Maryland-Virginia thoroughbred racing circuit. Such cooperation shall include but not be limited to keeping open the backstretch areas of the Racetrack for stabling and training of thoroughbred horses during times of the year when live harness racing is not being conducted there and, in the reasonable opinion of Manager, such action is necessary for the benefit of thoroughbred racing at the Racetrack; provided, however, in no event shall Colonial Downs be required hereunder to keep open its backstretch areas for periods more than thirty (30) days prior to its meets, during its meets and fourteen (14) days following its meets.

         3.4 Exchange of Simulcast Racing Programs. Colonial Downs shall, and Manager shall cause Maryland Jockey Club to, exchange simulcast racing programs on the following basis:

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              3.4.1 During the period when there is no live thoroughbred racing at the Racetrack, Manager shall cause Maryland Jockey Club to make its Maryland live thoroughbred race signals available to Colonial Downs and its network of OTB Facilities in Virginia for simulcast pari-mutuel wagering in Virginia.

              3.4.2 During the period when there is live thoroughbred racing at the Racetrack, Colonial Downs shall make its Virginia live thoroughbred race signals available to Maryland Jockey Club and its Maryland off-track betting and intertrack facilities for simulcast pari-mutuel wagering in Maryland.

              3.4.3 No charge shall be imposed by Maryland Jockey Club or Colonial Downs for the aforesaid exchange of simulcast signals. Each such entity shall, however, be responsible for all costs of receiving and distributing the simulcast signal of the other's races within its network (including without limitation the cos s of downlinks, decoders and related equipment) and charges for long distance data and other telephone lines, totalizator and other services and equipment.

         3.5 Joint Contracts for Certain Equipment and Services. Colonial Downs and Manager both desire to maximize the benefits of the two-state circuit for racing and betting between Virginia and Maryland. Colonial Downs and Manager both recognize that s ch benefits might be maximized by Colonial Downs and Manager jointly bidding, negotiating and awarding for the Racetrack, Laurel Park and Pimlico Race Course, and the off-track betting facilities in Virginia and Maryland, various contracts for services purchased from independent contractors which are common to both Virginia and Maryland. Colonial Downs and Manager shall cooperate with each other and jointly bid such contracts if Colonial Downs and Manager each believes it is in their respective best interests to do so and neither party shall be liable to the other for its decision to not agree to jointly bid such contracts.

     3.6 Service Contracts. The parties recognize that there are various simulcast and totalizator services related to wagering on live and simulcast races at the Racetrack and the OTB Facilities that are not required to be provided by Manager to Colonial Downs pursuant to this Agreement. These services include reconciliations, telephone lines for transmittal of data and voice communications, satellite downlinks, uplinks and decoders, signal fees, and other "hub" and totalizator services (collectively, "simulcast services"). If Colonial Downs desires to contract with a third party or parties for all or any portion of such simulcast services, it shall advise Manager and Manager shall have the right, but not the obligation, to submit a bid to Colonial Downs setting forth the terms and conditions under which Manager would provide such simulcast services to Colonial Downs, either alone or in conjunction with another party or parties (including but not limited to a totalizator contractor). Colonial Downs shall have the right to solicit bids from other parties for such simulcast services. Colonial Downs will advise Manager if it has received a bid from a qualified third party or parties for such simulcast services that Colonial Downs is prepared to accept and will provide Manager a true and complete copy of such bid. Manager shall have the right, within three
(3) business days after receipt of such copy, or such longer period as the parties may agree, to elect to match all of the terms and provisions


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of such bid and to be awarded the contract therefor either alone or in conjunction with another party (including but not limited to a totalizator contractor). Recognizing that different equipment manufacturers generally utilize different equipment, Manager's aforesaid election to match another bid may include use of substantially equivalent, rather than identical, equipment that contained in the bid being matched. If Manager does not make such election to match, Colonial Downs shall be free to award such contract to such third party on the aforesaid terms and provisions.

                                   SECTION 4
                            COMPENSATION OF MANAGER


         4.1 Management Fee. As compensation for the management and consulting services under this Agreement, Owner shall pay Manager a fee ( Management Fee"), equal to two percent (2%) of the gross amounts wagered ("Handle") in the Commonwealth of Virginia, whether at the Racetrack, at the OTB Facilities or in any other form (including but not limited to account, telephone and home wagering) on all races run live in Virginia, or received by simulcast in Virginia excluding only (1) Handle wagered at the Racetrack on live harness races conducted by Colonial Downs at the Racetrack; and (2) Handle generated at racetracks, offtrack betting facilities or in any other form licensed to persons or entities other than Colonial Downs and in which Colonial Downs or any of its affiliates has no ownership, financial or other interest. Provided, however, that there shall also be excluded Handle generated at any racetrack in addition to the Racetrack licensed by the Commission to persons or entities other than Colonial Downs (as well as at off-track betting facilities licensed to such other racetrack licensee or licensees) in which an affiliate of Colonial Downs has a passive, non-controlling interest so long as such interest was not designed or intended to circumvent this Agreement.

         4.2 Payment of Management Fee. Owner shall pay the Management Fee monthly on or before the seventh (7th) day of each month based on the Handle report generated by the totalizator system for the immediately preceding month. After the audited financial statemen s of Owner are completed for a fiscal year, Manager shall receive from or reimburse Owner, or Owner shall have the right to offset against future payments to Manager, any amount necessary for the Manager to have received the correct Management Fee for such fiscal year.

         4.3 Payment of Expenses. All of the expenses of the development, construction, operation, maintenance and repair of the Racetrack and the OTB Facilities, including without limitation all costs and expenses of the live thoroughbred meet and the OTB Facilities, whether contracted for by Colonial Downs or Manager (in accordance with the terms of this Agreement), shall be borne and paid for timely by Owner. Such costs and expenses shall include all direct and indirect costs and expenses (including but not limited to the reimbursement of Maryland Jockey Club salary expenses provided for in Section
4.4 below), other than general overhead of the Maryland Jockey Club, incurred by Manager in performing services under and in accordance with this Agreement. In the event Manager pays any such expenses on behalf of Colonial Downs, it shall be promptly reimbursed therefor by Owner.


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         4.4 Reimbursement of Maryland Jockey Club Salary Expenses. Owner shall promptly reimburse Maryland Jockey Club for the pro rata share of all salaries including but not limited to base salary, bonuses consistent with practices or programs of Maryland Jockey Club (which were disclosed to Colonial Downs in writing prior to the date of this Agreement), fringe benefits, health and welfare expenses, and workers' compensation and unemployment insurance premiums and the employer's share of payroll taxes) of all employees of Maryland Jockey Club involved in providing services to Manager or Colonial Downs under this Agreement as part of the Thoroughbred Staff. Such employees shall not include Joseph A. DeFrancis or Martin Jacobs, or their respective successors as the two principal executive officers of Maryland Jockey Club. Such employees shall be limited to individuals filling the positions set forth in Schedule I as the same may be amended from time to time by mutual agreement of Colonial Downs and Manager. It is the intent of Colonial Downs and Manager that many of the members of the Thoroughbred Staff will be year-round Maryland Jockey Club employees who will have their Maryland duties or responsibilities reduced or changed as the result of the cessation of live thoroughbred racing in Maryland because of the Maryland-Virginia racing circuit and the conduct of live thoroughbred racing at the Racetrack. Manager shall advise Colonial Downs annually as to the specific employees of Maryland Jockey Club who will be involved in providing such services. The aforesaid pro rata share shall be computed by Manager in good faith based on that portion of such employees' entire working time spent on providing services to Colonial Downs. Such share shall be one-third (1/3) unless
(1) otherwise agreed or (2) the total number of days of live thoroughbred racing days at the Racetrack increases or decreases, in which event an appropriate adjustment shall be negotiated by Colonial Downs and Manager in good faand Jockey Club shall made not less often than monthly, within seven (7) days after receipt by Owner of an invoice therefor.

         4.5 Possible Deferment of Management Fee. Notwithstanding any other provision of this Section 4, payment of the Management Fee may be deferred in the following circumstances and only on the following terms and conditions:

                  4.5.1 Construction of Outer Turf Track. If after exercise of Owner's reasonable best efforts Owner is unable to obtain the funds necessary to construct the outer turf track system within the time required by the Commission, either through equity, debt or cash flow from operations, then payment of a portion of the Management Fee to Manager may be deferred as provided below. However, such deferral may be made only to the extent funds generated through equity, debt or cash flow from operations (thoroughbred, harness, off-track betting or otherwise) are needed to cover construction costs for the outer turf track system.

                  4.5.2 Insufficient Revenues. If Owner's revenues are insufficient to cover operating expenses during any of the first three (3) years of operations of the Racetrack, payment of up to seventy-five percent (75%) of the Management Fee for that year may be deferred but only to the limited extent needed to cover operating expenses other than the Management Fee. Colonial Downs shall advise Manager (1) at leas sixty (60) days prior to the beginning of Owner's fiscal year if Owner's projected revenues are insufficient to cover its projected operating expenses for such fiscal year, and (2) immediately if its then current revenues from all sources are insufficient to meet its actual operating expenses. In such event, Colonial Downs may defer the

Management Fee payable to Manager by the amount necessary to meet Owner's operating expenses as aforesaid, but not more than seventy-five percent (75%) of the Management Fee otherwise payable for that year. Colonial Downs and Manager shall thereafter review the financial results of Owner on a quarterly basis and make such adjustments as are possible to the Management Fee being paid to Manager based upon the operating results of Owner, it being the intention of the parties that such deferral of payment of a portion of the Management Fee shall continue only for such period and to such extent as is necessary to permit Owner to meet its operating expenses.

              4.5.3 Certain Definitions. As used in this section 4.5: "revenues" means gross revenues of Owner from all sources, whether thoroughbred, harness, offtrack betting or otherwise; "operating expenses" means all of Colonial Downs' cash expenses of operations of the Racetrack and the OTB Facilities and does not include non-cash items such as depreciation and amortization, non-operating expenses such as debt service, and any fees, compensation, dividends, distributions or other payments to Owner, General Partner or Operator or any of their respective affiliates, other than reasonable salaries for work actually performed; and "cash flow from operations" means Owner's revenues less operating expenses, as defined above.

                  4.5.4 Interest on Deferrals. If payment of any portion of the Management Fee is deferred pursuant to this section 4.5, such payment shall be made by Owner at the earliest possible time (and prior to the payment of any fees, compensation, dividends, distributions or other payments to Owner, General Partner or Operator or any of their respective affiliates other than reasonable salaries for work actually performed) together with interest thereon, computed at the prime rate charged by Owner's principal bank, from the date the payment became due until it is actually made.

                  4.5.5 No Deferral of Expenses. In no event shall payment or reimbursement of expenses of Manager or Maryland Jockey Club pursuant to this Agreement be deferred.

                  4.5.6 Income Taxes on Deferrals. Colonial Downs shall use its best efforts to structure any deferral of payment of the Management Fee in such fashion that Manager is not required to pay any income taxes thereon until such fee is actually received by Manager; and in no event shall Colonial Downs claim a deduction, accrual or charge on any income tax return for any portion of the Management Fee that has not been paid. Colonial Downs shall consult with Manager on the structure of any such deferral and shall implement any such structure which Manager reasonably requests.

         4.6 Possible Reduction in Fee. The Management Fee payable by Owner to Manager under Section 4.1 shall be reduced from two percent (2%) of Handle to one percent (1%) of Handle in the event (i) expanded non-pari-mutuel gaming activities are authorized and conducted in Maryland with contributions from such activities made to thoroughbred purses before they are authorized and conducted in Virginia, and (ii) solely as a result of such contributions to purses, the average daily overnight thoroughbred purses paid at Laurel Park and Pimlico Race Course are greater by fifty percent (50%) or more than the average daily overnight thoroughbred purses that may be paid by Colonial Downs. The aforesaid reduction shall terminate and the Management Fee shall revert to being two percent (2%) of Handle at such time as expanded non-pari-mutuel gaming activities comparable to those in Maryland are authorized and conducted in Virginia.

                                   SECTION 5
                               TERM OF AGREEMENT

         5.1 Term. The term of this Agreement shall commence and be effective as of the date hereof and shall continue in effect for as long as Colonial Downs (or any successors or transferees, as provided in Sections 5.2 and 5.3) owns, controls or operates, directly or indirectly, any of the Licenses and/or the OTB Licenses, unless terminated earlier in accordance with this Agreement, provided, however, that if Colonial Downs surrenders or otherwise voluntarily abrogates any of the Licensees and/or the OTB Licenses and Colonial Downs (or any successors or transferees, as provided in Sections 5.2 and 5.3) continues to own the Racetrack, this Agreement shall continue in full force and effect. In no event shall the term of this Agreement continue beyond fifty (50) years after the effective date hereof.

         5.2 Sale. Merger or Other Transfer. In the event of any sale of all or substantially all of the assets of Owner or Operator (or of any successor or successors), or any merger or other business combination of Owner or Operator (or of any successor or successors) with any other entity, this Agreement shall continue in full force and effect. Owner and Operator (or any successor or successors) shall, as a condition of such transaction, require the buyer or other acquirer or transferee to be bound by this Agreement as fully as if named herein.

         5.3 Sale of Licenses. In the event of any sale or other transfer of any of the Licenses or the OTB Licenses, this Agreement shall also continue in full force and effect. Colonial Downs (or any successor or successors) shall, as a condition of such transaction, require the buyer or other transferee to be bound by this Agreement as fully as if named herein.

         5.4 Loss of Licenses

                  5.4.1 Abandonment of Licenses. In the event Colonial Downs determines to abandon either of the Licenses, Colonial Downs shall, if Manager so requests, assign and transfer such license or licenses to Manager without recourse. Colonial Downs and Manager shall execute and deliver to each other all documents as may be reasonably necessary to accomplish the foregoing. Such assignment or transfer shall be subject to such approval of the Commission as may be necessary. For the purposes hereof, the word "abandon" shall mean the intention to cease all business operations with respect to such license or licenses for a period of more than one (1) year.

                  5.4.2 Revocation of Licenses. In the event the award of either of the Licenses is revoked or otherwise nullified by the Commission or a court of competent jurisdiction, Manager shall have the right to apply for any such license in its own name and in its own behalf without any obligation or liability to Colonial Downs hereunder. Provided, however, that in the event Manager makes such application as aforesaid, this Agreement shall automatically terminate and be of no further force and effect and neither Colonial Downs nor Manager shall have any further rights or obligations hereunder, except for any obligation incurred prior to such termination.

         5.5 Option to Buy-Out Term. Notwithstanding any other provision of this Agreement, Colonial Downs shall have the right, at any time after twenty-five
(25) years following the effective date of this Agreement, to buy out Manager's entire interest under this Agreement for the then remaining term. Colonial Downs shall give Manager written notice of the exercise of such right and the closing of the purchase and sale shall take place at the principal office of Manager not later than sixty (60) days after the giving of notice. The purchase price shall be an amount equal to the product of seventeen (17) times the average gross amount paid and/or payable to Manager as its Management Fee (excluding expense reimbursement) during the three (3) full calendar years immediately preceding the date of closing. At the closing, (i) the purchase price shall be paid in full by Colonial Downs to Manager in immediately available funds, without offset; (ii) the parties shall execute and deliver general mutual releases excluding therefrom only any specifically alleged claims theretofore properly asserted and submitted under this Agreement; and (iii) the parties shall execute and deliver such additional documents and instruments as may be reasonably necessary to effectuate the purchase by Colonial Downs and sale by Manager.

                                   SECTION 6
                    BOOKS, RECORDS, ACCOUNTING, AND REPORTS


         6.1 Records and Accounting. Colonial Downs shall keep or cause to be kept appropriate books and records with respect to the business of Owner, including both the Racetrack and the OTB Facilities, which shall at all times be kept at the principal office of Owner in Virginia. Such books shall be maintained for financial reporting purposes on the accrual basis, in accordance with generally accepted accounting principles and applicable law, including but not limited to the rules and regulations of the Commission. Manager shall provide Colonial Downs, on a timely basis with such information as it has and Colonial Downs needs to maintain such books and records with respect to the thoroughbred racing meets.

         6.2 Reports.

                  6.2.1 Annual Statements. As soon as reasonably practicable after the end of each fiscal year, but not later than (90) days after the end of the fiscal year, Colonial Downs shall deliver to Manager reports containing audited financial statements for Owner for such fiscal year, presented on the accrual basis, including a balance sheet and statements of income and cash flows. The financial statements shall be audited by a recognized national or regional firm of certified public accountants selected by Colonial Downs and acceptable to the Commission.

                  6.2.2 Monthly and Quarterly Statements. Colonial Downs shall deliver to Manager unaudited statements prepared in a similar format to the annual statements of Owner as follows: (1) monthly statements within twenty (20) days after the end of each month, or such shorter period in which provided to lenders; and (2) quarterly statements within thirty (30) days after the end of each fiscal quarter, or such shorter period in which provided to Lenders.

                  6.2.3 Annual Budgets. Colonial Downs shall provide Manager not later than sixty (60) days before commencement of each fiscal year a budget in reasonable detail as to all income and expenses and all capital expenditures of Owner. Manager shall within thirty (30) days thereafter provide Colonial Downs its comments and suggestions thereon. Colonial Downs and Manager shall cooperate with each other and resolve in good faith any disagreements in the budget prepared by Colonial Downs and the suggestions made by Manager which relates to Manager's responsibilities under this Agreement.

                  6.2.4 Other Information. Colonial Downs may release information concerning the operations of the Racetrack and the OTB Facilities to the Commission and to any financial institution or other person that has loaned or may loan funds to Owner. Colonial Downs may also release such information to any other person for reasons reasonably related to the business and operations of the Racetrack and the OTB Facilities, as determined by Colonial Downs, in its sole discretion, or as required by law or regulation of the Commission or by any other regulatory body. Maryland Jockey Club may release such information concerning the Racetrack and the thoroughbred meet to the Maryland Racing Commission, the Maryland Horsemen's and Breeders' associations and its lenders, and, with Owner's prior consent which shall not be unreasonably withheld or delayed, to any other person for any reasonable purpose.

         6.3 Right of Inspection and Review. Manager, its representatives, accountants, attorneys and agents shall have the absolute right to enter upon any part of the Racetrack at all reasonable times for any reasonable purpose and with reasonable notice, including but not limited to examining or inspecting Owner's books and records relating to the Racetrack or the OTB Facilities.

                                   SECTION 7
                GENERAL COVENANTS OF COLONIAL DOWNS AND MANAGER

         7.1 Insurance. Owner shall maintain in full force and effect, at its sole cost and expense, at all times liability, property, automobile and other vehicle, crime, workers compensation and all other insurance customarily maintained by first-class racetracks with limits, coverages, deductibles, policies and carriers reasonably acceptable to Owner and Manager. Owner shall provide Manager annually with certificates of insurance evidencing the required coverages and providing for Manager to be sent all notices of cancellation. The following provisions shall be applicable to such insurance:

                  7.1.1 Liability Insurance. Manager shall be an additional named insured on all liability insurance carried by or on behalf of Owner and such insurance shall contain cross-liability and severability of interests provisions.

                  7.1.2 Property Insurance. Manager shall be an additional named insured on all property insurance carried in relation to physical loss of or damage to property of Owner, or of

Manager, as Manager's interests may appear, including but not limited to fire and extended coverage insurance, all-risk insurance and loss of use insurance. Such insurance shall include the property of Manager, if any, used in connection with performance of its duties hereunder (provided that Manager gives timely notice to the carrier of its acquisition of such property and the full value thereof) and shall include a waiver of the insurer's right of subrogation against any named insured.

         7.2 Exculpation.

                  7.2.1 Manager shall perform its duties under this Agreement with ordinary prudence and in a manner consistent with normal business practices in similar circumstances. Manager shall have no liability whatsoever to Owner, General Partner or Operator, or any limited partner, stockholder or other owner of any such entity, for any loss caused by any act of Manager or by the failure of Manager to do any act, notwithstanding the fact that the loss arises out of the negligence or a mistake in judgment of Manager, provided that Manager, acting in good faith, reasonably believed that the action or lack of action giving rise to the loss was in the best interests of Owner, General Partner or Operator, as the case may be. Such exculpation from liability shall not, however, apply to any loss which arises out of or involves the gross negligence, willful misconduct or bad faith of Manager, or results from willful violation by Manager of a material provision of this Agreement. As used in Sections 7.2 and 7.3, "Manager" shall include that entity and its affiliates, including but not limited to Laurel Racing Association Limited Partnership and The Maryland Jockey Club of Baltimore City, Inc., and its and their respective stockholders, partners, officers, directors and employees.

                  7.2.2 Notwithstanding any other provision of this Agreement, Colonial Downs shall be solely responsible for, and Manager shall have no responsibility for, Colonial Downs' entering into any agreement not recommended by or opposed by Manager and Manager shall not be considered to be in breach of this Agreement or otherwise prejudiced by failing to provide or perform any management or consulting service which Colonial Downs has not asked Manager to provide or perform or as to which Colonial Downs has disregarded Manager's advice.

         7.3 Indemnity of Manager.

                  7.3.1 Owner shall indemnify and save Manager completely harmless in respect of, and at Manager's request shall defend Manager and its stockholders, directors, officers, agents and employees, against any action, cause of action, suit, debt, liability, cost, expense, penalty, claim or demand whatsoever, including reasonable fees and expenses of counsel, brought by any person at law or in equity, arising in connection with the performance or failure of performance by Manager of any and all of its duties or obligations under this Agreement. The foregoing shall not be applicable if it is proven that Manager's gross negligence, willful misconduct, bad faith, or willful violation of a material provision of this Agreement resulted in the liability unless Manager's conduct was covered by Section 7.2.2 above.

                  7.3.2 This indemnity shall continue notwithstanding the termination of this Agreement with respect to any act or occurrence preceding such termination. In no event shall this indemnity apply to any action, cause of action, suit, debt, liability, cost, expense, penalty, claim or demand which is insured for the full amount of such claim or which is caused by (1) the gross negligence, willful misconduct or bad faith of Manager or (2) any action taken by Manager in willful violation of a material provision of this Agreement.

                  7.3.3 No person who shall be engaged as an independent contractor by Manager shall be considered an employee or agent for the purposes of Section 7.3.

         7.4 Indemnity of Colonial Downs.

                  7.4.1 Manager shall indemnify and save Colonial Downs completely harmless in respect of, and at Colonial Downs' request shall defend Colonial Downs and its respective general partner, limited partners, stockholders, directors, agents and employees against any action, cause of action, suit, debt, liability, cost, expense, penalty, claim or demand whatsoever, including reasonable fees and expenses of counsel, brought by any person at law or in equity, arising as a result of any action or decision by Manager taken or made or purportedly taken or made in violation of this Agreement, and if and only to the extent proven to have been caused by the gross negligence, willful misconduct or bad faith of Manager or willful violation by Manager of a material provision of this Agreement. The foregoing is subject to
Section 7.4.2 below and Section 7.2.2 above.

                  7.4.2 This indemnity shall continue notwithstanding the termination of this Agreement with espect to any act or occurrence preceding such termination. In no event shall the indemnity provided under section 7.4.1. apply to any action, cause of action, suit, debt, liability, cost, expense, penalty, claim or demand which is insured for the full amount of such claim or which is caused by (1) the gross negligence, willful misconduct or bad faith of Colonial Downs or (2) any action taken by Colonial Downs in willful violation of a material provision of this Agreement.

         7.5 No Other Agreements. This Agreement, together with another agreement of even date herewith entered into between Colonial Downs and Manager, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written discussions and understandings. Acceptance of, or acquiescence in, a course of performance rendered under this Agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and an opportunity to make objection. No representations, understandings or agreements have been made or relied upon in making of this Agreement other than those specifically set forth herein.

         7.6 Independent Activities. Notwithstanding the existence of this Agreement, Colonial Downs and Manager, and each of their respective affiliates (including but not limited to Raceway Park, Trinity Meadows, Laurel Park and Pimlico Race Course and their respective stockholders, partners, directors, officers and employees) may engage in whatever activities each such party may choose without having or incurring any obligation to offer any interest in any such activities to the other party unless they relate to racing or off-track betting in Virginia.

Manager agrees, subject to the provisions of Section 5.4.2, to not apply for or otherwise obtain a license(s) to own or operate a pari-mutuel horse racing facility or pari-mutuel horse racing off-track betting parlors in the Commonwealth of Virginia as long as this Agreement is in effect. This Agreement shall be applicable to all license(s) to own or operate a pari-mutuel horse racing facility or pari-mutuel horse racing off-track betting parlors in Virginia sought by Colonial Downs, its subsidiaries or its affiliates controlling, controlled by or under common control with Colonial Downs as long as this Agreement is in effect. Colonial Downs agrees to not apply for or otherwise obtain a license(s) to own or operate a pari-mutuel horse racing facility or pari-mutuel horse racing off-track betting parlors in the State of Maryland as long as this Agreement is in effect. Except as set forth above, neither this Agreement nor any activity undertaken pursuant hereto shall prevent Colonial Downs and Manager, or their respective affiliates, from engaging in such activities, or require participation in such activities by the other party. As a material part of the consideration hereof, each party hereto hereby waives, relinquishes and renounces any such right of or claim to participation in any such activities.

                                   SECTION 8
                                  TERMINATION

         8.1 Termination by Owner. Notwithstanding any other provision of this Agreement, Owner shall have the right but not the obligation to terminate this Agreement on the occurrence of any of the following events:

                  8.1.1 The filing against Manager of a petition in bankruptcy or other similar proceeding under law for relief of debtors, or the involuntary appointment of a receiver, custodian, liquidator or trustee in bankruptcy of the property of Manager, and such petition or appointment is not vacated or discharged within one hundred twenty (120) calendar days after the filing or making thereof.

                  8.1.2 Manager, without the knowledge of Owner, violates any material provision of any material federal, state or local law or regulation relating to the development, construction or operation of the Racetrack and/or the OTB Facilities and fails to cure (or diligently pursue the cure of) the violation within thirty (30) days following receipt of notice from the governmental agency of such violation.

                  8.1.3 Owner is unable within the period required by the Commission to raise sufficient funds to complete the development and construction of the Racetrack and does not subsequently do so.

                  8.1.4 The licenses of Owner and/or Operator from the Commission to own and operate the Racetrack are permanently revoked, permanently withdrawn or otherwise no longer available to Owner or Operator for any reason.

                  8.1.5 The license or other required approval of Manager or any of its affiliates from the Commission to manage the thoroughbred meet and/or be a consultant to or provide management services to the OTB Facilities, as provided in this Agreement, is permanently revoked, withdrawn or otherwise no longer permanently available for any reason and such revocation, withdrawal or other unavailability is upheld on appeal, or any applicable appeal time has expired without an appeal having been filed by Manager.

                  8.1.6 Either the Commission or the Maryland Racing Commission refuses to authorize Colonial Downs and/or Maryland Jockey Club to participate in the proposed Virginia-Maryland circuit and/or requires Colonial Downs and/or Maryland Jockey Club to conduct a thoroughbred meet on dates which substantially overlap with the thoroughbred meets of the other. Notwithstanding the foregoing, the parties recognize that there may be periods when either or both aforesaid racing commissions require Colonial Downs and/or Maryland Jockey Club to conduct overlapping thoroughbred meets on a temporary basis which shall not constitute a basis for termination, it being the parties' intent that termination under this section be allowed only in the event that the ability of the parties to operate the Virginia-Maryland circuit is frustrated for other than a temporary period.

         8.2 Termination by Manager. Notwithstanding any other provision of this Agreement, Manager shall have the right but not the obligation to terminate this Agreement on the ccurrence of any of the following events:

                  8.2.1 The filing against Owner and/or Operator of a petition in bankruptcy or other similar proceeding under law for relief of debtors, or the involuntary appointment of a receiver, custodian, liquidator or trustee in bankruptcy of the property of Owner and/or Operator, and such petition or appointment is not vacated or discharged within one hundred twenty (120) calendar days after the filing or making thereof.

                  8.2.2 Colonial Downs, without the knowledge of Manager, violates any material provision of any material federal, state or local law or regulation relating to the development, construction or operation of the Racetrack and/or any of the OTB Facilities and fails to cure (or diligently pursue the cure of) the violation within thirty (30) days following receipt of notice from the governmental agency of such violation.

                  8.2.3 Owner is unable within the period required by the Commission to raise sufficient funds to complete the development and construction of the Racetrack and does not subsequently do so.

                  8.2.4 The Commission revokes, withdraws or suspends either of the Licenses and such action is upheld on final appeal or the time in which to file an appeal has expired without an appeal having been filed.

         8.3 Effect of Termination. Upon termination of this Agreement, Colonial Downs shall:

                  8.3.1 Assume any contracts which may have been entered into by Manager in its own name relating to the development or operation of the Racetrack or the OTB Facilities if such contracts have been entered into in the ordinary and customary course of business and in accordance with the provisions of this Agreement and, to the extent required under this Agreement, indemnify Manager against any liability by reason of anything done or required to be done under any such contract by Manager after the effective date of such termination.

                  8.3.2 Pay for and indemnify Manager against the cost of all services, materials and supplies, if any, which may have been ordered by Manager in the ordinary and normal course of business and either (1) with the knowledge and consent of Colonial Downs or (2) in accordance with a budget approved or established by Owner. Upon such termination, Manager shall execute and deliver to Colonial Downs such documents of transfer and assignment as may be required to vest in owner all of Manager's rights under any and all contracts required to be assumed by Colonial Downs under this 6.3.

                  8.3.3 Pay Manager any unpaid portion of the Management Fee, including without limitation any portion deferred and reimburse Maryland Jockey Club as provided in Section 4.

                                   SECTION 9
                            MISCELLANEOUS PROVISIONS

         9.1 Notices. Any notices by either party to the other shall be in writing and shall be delivered personally or deposited in the U.S. Mail by certified mail or sent via Federal Express, return receipt requested, prepaid and addressed as follows and sent as well by facsimile transmission to the telefax number as follows:

              To Colonial Downs:  Colonial Downs L.P
                                  P.O. Box 173
                                  New Kent, Virginia 23124
                                  Facsimile: 804-966-2086
                                  Telephone: 804-966-7223

              with copies to:     Ronald J. Tice, Esq.
                                  Eastman & Smith
                                  One SeaGate, 24th Floor
                                  P.O. Box 10032
                                  Toledo, Ohio 43699-0032
                                  Facsimile: 419-247-1777
                                  Telephone: 419-241-6000

                                  James L. Weinberg, Esq.
                                  Hirschler, Fleischer, Weinberg, Cox & Allen
                                  The Federal Reserve Bank Building
                                  701 East Byrd Street
                                  Richmond, Virginia 23219
                                  Facsimile: 804-644-0957
                                  Telephone: 804-771-9527

              To Manager:         c/o The Maryland Jockey Club
                                  Route 198 and Racetrack Road
                                  P. O. Box 130
                                  Laurel, MD  20725
                                  Facsimile: 410-792-4877
                                  Telephone: 301-725-0400

              with a copy to:     Martin Jacobs, Esq.
                                  Galland, Kharasch, Morse & Garfinkle, P.C.
                                  Canal Square
                                  1054 - 31st Street, N.W.
                                  Washington, D.C. 20007
                                  Facsimile: 202-342-5219
                                  Telephone: 202-342-5237



Any party may at any time change the address for notices to it by delivering or mailing, as aforesaid, a notice to the other party stating the change and setting forth the changed address. The effective date of any notice shall be the date it is personally delivered or three (3) days after it is deposited in the U.S. Mail in accordance with the provisions of this Section.

         9.2 No partnership or Joint Venture. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Colonial Downs and Manager and, except as specifically set forth herein or otherwise agreed in writing, neither shall have the power or authority to bind or obligate the other.

         9.3 Modification and Changes. This Agreement may not be changed or modified except by another agreement in writing signed by the parties hereto.

         9.4 Headings. The Section numbers and headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

         9.5 Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of each party hereto, and its respective successors and assigns. This Agreement may not be assigned by any party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

         9.6 Governing Law. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the Commonwealth of Virginia Jurisdiction and venue over any dispute arising hereunder shall be deemed to be exclusively in Richmond, Virginia.

         9.7 Attorneys' Fees. Except as otherwise provided herein, in the event of any dispute arising out of or concerning the terms hereof, the prevailing party in such dispute shall be entitled to recover its reasonable attorneys' fees and other costs incurred in enforcing its rights hereunder.

         9.8 Arbitration. In the event of any disputes or differences arising out of this Agreement, which the parties have been unable to resolve after reasonable efforts to do so, either party may refer the dispute or difference for final settlement by arbitration in accordance with the following procedures:


         9.8.1 By the Commission. The party so desiring to refer the matter shall request the Commission to arbitrate the dispute or difference by a panel comprised by either one (1) or three (3) of its members, as its Chairman shall designate, in accordance with such rules as the Chairman of the Commission determines, including, but not limited to, the Commerical Arbitration Rules of the American Arbitration Association (the "AAA") in effect on the date of this Agreement.

          9.8.2 By Another Arbitrator. If the Commission declines to arbitrate the dispute or difference, the arbitration shall be conducted by a single arbitrator designated by the Chairman of the Commission; and if the Chairman declines to designate an arbitrator, the arbitration shall be conducted by a single arbitrator selected by Colonial Downs and Manager in accordance with the aforesaid rules of the AAA.

          9.8.3 General. The arbitration shall take place in Richmond, Virginia, unless the parties otherwise mutually agree. The arbitration award shall be final, binding and conclusive on the parties, and not subject to any appeal. No party nor the arbitrator may disclose the existence or results of any arbitration hereunder except as may be necessary in litigation to enforce the award or as may be required by the Commission. Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for judicial recognition of the award or any order of enforcement thereof, as the case may be. This Section 9.8 shall not be construed to limit the right of either party to apply to a court of competent jurisdiction for other equitable relief to preserve the status quo or prevent irreparable harm. Unless the arbitrator otherwise so determines and provides in the arbitration award, (1) costs of the arbitration incurred jointly by the parties (including hearing reporting fees, rental of a hearing room and all AAA fees, costs and services charges) and of the arbitrator shall be shared equally by the parties, except that hearing postponement or cancellation fees charges by AAA or the arbitrator shall be borne exclusively by the canceling or postponing party; and
(2) each party shall bear its own costs and expenses incurred by that party in connection with arbitration, including without limitation each party's own travel expenses, hearing witness expenses and attorney's fees.

         9.9 Force Majeure. If at any time during the term hereof it becomes necessary in Colonial Downs' reasonable opinion to cease operation of the Racetrack or any portion thereof in order to protect the Racetrack and/or the health, safety, and welfare of the guests, invitees, and/or employees of the Racetrack for a period of time or permanently for reasons of force majeure such as, but not limited to, acts of war, insurrection, civil strife and commotion, serious labor unrest, inclement weather, or acts of God, then in such event Colonial Downs may close and cease operation of all or part of the Racetrack, reopening and commencing operation when Colonial Downs reasonably deems that such may be done without jeopardy to the Racetrack, its guests, invitees, and employees. Either Colonial Downs or Manager may terminate this Agreement upon thirty (30) days' written notice if the conditions that caused the interruption of business at the Racetrack have not ceased or improved sufficiently after the end of one hundred eighty (180) days to permit the operation of the Racetrack in accordance with the provisions of this Agreement. Provided, however, that the Agreement shall continue in full force and effect as to OTB facilities, if any, which continue to be licensed to Colonial Downs and continue to be operated. If within the next following period of one hundred eighty (180) days Owner reopens the Racetrack, Manager may by written notice to Owner reactivate this Agreement, whereupon it shall be in full force and effect as if not terminated.

         9.10 Limitation of Liability. Anything contained herein to the contrary notwithstanding, neither Colonial Downs nor any of its respective general partner, limited partners, stockholders, directors, officers, employees or agents shall be liable to Manager or to any of its affiliates or their respective general partner, limited partners, stockholders, directors, officers, employees and agents for (1) the failure of Colonial Downs to obtain or retain incenses for the Racetrack and for all or a portion of the permitted OTB Facilities or (2) the failure, for any reason, of Colonial Downs to raise the capital necessary to construct, or to construct, the Racetrack and related facilities (including the outer turf track).

         9.11 Action of General Partner and Operator. Wherever in this Agreement an obligation is imposed on Owner, and it is within the power of the General Partner and/or the Operator to cause such obligation to be performed, then General Partner and/or the Operator shall take such action.

         9.12 Restructuring of Owner. All revenues generated and expenses incurred, directly or indirectly, from the ownership and operation of the Racetrack and the OTB facilities, or in any other manner from the use by Colonial Downs of the Licenses and the OTB Licenses, shall be accounted for as revenues and expenses of Owner. No distributions or payments shall be made by Owner to Operator or General Partner or any of their affiliates except for (i) a reasonable management fee to Operator for management services actually rendered by and on behalf of Owner; and (ii) distributions to the General Partner of its proportionate share of partnership distributions from Owner. Colonial Downs shall not pay management fees or salaries to Operator, General Partner and any of their affiliates in excess of an aggregate of $500,000 annually without the prior consent of Manager, which shall not be unreasonably withheld, unless Owner has reserved or otherwise has available to it sufficient funds to ensure that the compensation and reimbursement of expenses due Manager and Maryland Jockey Club hereunder will be paid in full in a timely manner. If there is any restructuring of Colonial Downs after the date of this Agreement, the effect of which could be to divert revenues generated by the Racetrack or the OTB Facilities, or the Licenses or the OTB Licenses to Operator, General Partner or any other person or entity, Operator, General Partner and such other person or entity shall be jointly and severally responsible with Owner for the obligations of Owner to Manager hereunder and such other person or entity shall become a party to this Agreement to reflect the aforesaid responsibility.

         9.13 Interpretation. Colonial Downs and Manager acknowledge and agree that this Agreement has been jointly prepared by the parties hereto and, in the event of any dispute among or between the parties, this Agreement or any provision hereof shall not be construed against any of the parties as the party drafting this Agreement or that provision.

    IN WITNESS WHEREOF, each of the parties through its respective duly authorized representatives has executed and delivered this Agreement effective as of April 22, 1996.

                                   COLONIAL DOWNS, L.P.

                                   By:  Stansley Management Corp., its
                                        general partner


                                   By:  /s/ Arnold W. Stansley
                                        ----------------------
                                        Arnold W. Stansley, President


                                   STANSLEY MANAGEMENT CORP.



                                   By:  /s/ Arnold W. Stansley
                                        ----------------------
                                        Arnold W. Stansley, President


                                   STANSLEY RACING CORP.


                                   By:  /s/ Arnold W. Stansley
                                        ----------------------
                                        Arnold W. Stansley, President


                                   MARYLAND-VIRGINIA RACING CIRCUIT, INC.



                                   By:  /s/ Joseph A. DeFrancis
                                        -----------------------
                                        Joseph A. DeFrancis, President

                                   SCHEDULE I

                         AUTHORIZED THOROUGHBRED STAFF


1.    General Manager for Thoroughbred Meets
2.    Chief of Operations
3. Liaison between Management and Horsemen's and Breeders' Associations and Jockeys and Jockeys' Association
4.    Track Superintendent and his assistant
5. All personnel reasonably required in the Racing Department including but not limited to the following:
      a.   Race Secretary
      b.   Assistant Race Secretary
      c.   Clerk of Course
      d.   Paddock and Patrol Judges
      e.   Clerk of Scales Man
      f.   Stall Superintendent
      g.   Starter
      h.   Assistant Starters
      i.   Gate Crew
      j.   Jockeys Valets and Color and Numbers Man
      k.   Identifier
      l.   Equibase chart caller and other program data personnel
6.    Up to three (3) secretaries for front office management and up to three
      (3) secretaries for Racing Department
7.    Director of Simulcasting and Audio Visual and his assistants
8.    Announcer

                     MARYLAND-VIRGINIA RACING CIRCUIT, INC.
                                 P. O. BOX 130
                             LAUREL, MARYLAND 20725

                                 April 22, 1996

Colonial Downs, L.P.
Stansley Management Corp.
Stansley Racing Corp.
P. O. Box 173
New Kent, Virginia 23124

Gentlemen:

         This letter has reference to the Management and Consulting Agreement (the "Agreement") being entered into contemporaneously with execution by all parties of this side letter. (Terms defined in the Agreement that are used herein with initial capital letters have the meanings so given.) In addition to the matters set forth in the Agreement, the parties have also agreed as follows:

         1. Manager will not directly or indirectly oppose the development or operation of one (1) OTB Facility within the municipal boundaries of either the City of Manassas or the City of Manassas Park.

         2. In the event there is authorized in Virginia at any time during the term of the Agreement any additional form of gaming permitted at or in connection with the Racetracks and/or any of the OTB Facilities other than pari-mutuel wagering on live or simulcast horse racing, Colonial Downs and Manager will negotiate in good faith with each other as to the appropriate sharing by them of the benefits thereof. The foregoing shall not, however, preclude any person owning an interest in any of the parties to the Agreement or in the respective parents of the parties from participating in any such additional form of gaming other than at or in connection with the Racetrack and/or any of the OTB Facilities.

         3. Under the letter of intent previously agreed between Colonial Downs and Autotote for totalization services (the "Autotote Contract"), Colonial Downs has the right to cancel, effective December 31, 1998, by paying Autotote $125,000. Colonial Downs agrees that during 1998, it will solicit bids from other parties, including Manager, for all "simulcast services," as defined in Section 3.6 of the Agreement. The aforesaid payment to Autotote shall be borne by Colonial Downs and shall not be a cost or other factor to be considered in comparing the bids to be solicited and the contracts to be awarded for simulcast services.

         4. The parties recognize that at the present time, Autotote, Amtote, and United Tote have available "substantially equivalent" totalization equipment, as such term is used in Section 3.6 of the Agreement.

         5. The Agreement and this side letter together constitute the entire understanding and agreement between the parties.

         Please confirm your agreement to the foregoing by executing this letter in the place indicated below.

                                      Sincerely,

                                      MARYLAND-VIRGINIA RACING CIRCUIT, INC.



                                      By:  /s/ Joseph A. DeFrancis
                                           -----------------------
                                           Joseph A. DeFrancis, President


So Agreed:

COLONIAL DOWNS, L.P.

By:      Stansley Management Corp., its general partner


By:      /s/ Arnold W. Stansley
         ----------------------
         Arnold W. Stansley, President


STANSLEY MANAGEMENT CORP.


By:      /s/ Arnold W. Stansley
         ----------------------
         Arnold W. Stansley, President


STANSLEY RACING CORP.


By:      /s/ Arnold W. Stansley
         ----------------------
         Arnold W. Stansley, President